Exhibit 99.2

Peer Reviewed Study Highlights Therapeutic Potential Around Application of Stromal Cell Therapies Such as INmune Bio’s CORDStrom™ Platform

Boca Raton, FL, Dec. 04, 2025 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (“INmune” or the “Company”), a clinical-stage inflammation and immunology company, announces a recently published overview of future applications and research areas for mesenchymal stromal cell (MSC) therapies, such as INmune’s CORDStrom™ platform. The article, titled, “Fate and Function of Exogenously Administered MSCs: Current Insights and Future Directions,” was published in the peer-reviewed journal Cytotherapy. One of the lead authors of the paper was INmune Bio’s lead scientist for CORDStrom™ R&D, Dr Nikita M. Patel, M.Sci.,Ph.D.

The article, was the result of an invitation-only working party of basic, clinical and translational scientists working on MSCs and available on Cytotherapy’s website, reviews the current knowledge-base and critical gaps in order to formulate experimental questions designed to enhance development of MSC therapies such as the CORDStrom™ platform. These topics included systemic delivery of MSCs, local and/or depot-delivery (which is the method for the Company’s CORDStrom™ platform), and in vivo persistence.

“While CORDStrom™ is initially being developed for use in RDEB, in which we expect to file a BLA and MAA in 2026, publications such as this one provide important scientific background for future development of the CORDStrom™ platform. Stromal cell therapies are an important clinical advancement that may have significant impact in multiple indications including inflammation, immunomodulation, and wound healing,” said Dr. Mark Lowdell, INmune Bio CSO. “Nikita’s role within INmuneBio supports continued advancement in the knowledge base on MSCs. We believe her contributions as one of the senior authors to this article, and the insightful questions asked by the panel, will have an important impact on the development of the use of MSCs in general in addition to the ongoing development of our CORDStrom™ platform.”

About CORDStrom™

CORDStrom™ (pobistrocel) is a patent-pending cell medicine comprising aseptic, allogeneic, pooled human umbilical cord-derived mesenchymal stromal cells (hucMSCs) in suspension for injection or infusion. The CORDStrom™ platform leverages, among other things, proprietary screening, pooling and expansion techniques to create off-the-shelf, allogeneic, pooled hucMSCs as medicines to treat complex inflammatory, degenerative and autoimmune diseases. CORDStrom™ products are designed to provide high-quality, off-the-shelf, batch-to-batch consistent, scalable, cGMP manufactured, potent cellular medicines that can be produced affordably and with repeatable specification, independent of donor characteristics. While the first generation CORDStrom™ product is agnostic to disease indication, the platform enables creation of indication-specific products, which can be tuned for optimization of anti-inflammatory, immunomodulatory, wound healing, and other characteristics.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune dysfunction to fight disease. The Company’s pipeline include:

●	CORDStrom™, an allogeneic mesenchymal stromal cell platform that recently completed a randomized, double-blinded study in recessive dystrophic epidermolysis bullosa.

●	DN-TNF Platform (XPro™/XPro1595), for neuroinflammatory and neurodegenerative conditions.

●	INKMune™, designed to prime natural killer cells (NK) to eliminate minimal residual disease in cancer.

For more information, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, the timing of key milestones, future plans or expectations for the development of all  drugs in our portfolio and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss
Chief Financial Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com